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                                                                  EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT
                                       OF
                               KENNETH A. KESSLER


            THIS AGREEMENT, effective as of the 3rd day of April, 1995, is made by and between American Psych Systems, Inc., a Delaware corporation ("APS"), and Kenneth A. Kessler, M.D. (the "Employee").

                                   WITNESSETH:

            WHEREAS, the Employee desires to be employed by APS in the capacities set forth herein;

            WHEREAS, APS desires to employ the Employee in such capacities;
and

            WHEREAS, the parties hereto desire to set forth their agreement concerning the aforementioned employment;

            NOW, THEREFORE, in consideration of the foregoing, for the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, mutually agree and covenant as follows:

                         ARTICLE I. EMPLOYMENT AND TERM

            1.01 EMPLOYMENT. APS hereby employs Employee as President and Chief Executive Officer and Employee hereby accepts such employment (the "Employment").

            1.02 TERM. The term of Employment hereunder shall commence as of April 3, 1995, and shall continue through March 31, 1999.

               ARTICLE II.  DUTIES AND AUTHORITY OF THE EMPLOYEE

            2.01 DUTIES AND AUTHORITY. During the term of this Agreement, Employee shall devote substantially all of his time, services, skills and abilities to his service and employment as specified in Section 1.01, excepting periods of vacation, illness or disability and excepting any pursuits which do not interfere with his duties hereunder or present a conflict of interest with the interests of APS. APS agrees that Employee will be assigned only duties of the type, nature and dignity normally assigned to the persons holding the position of President and Chief Executive Officer with an organization of the size, stature and nature of

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APS. Employee's duties shall, in accordance with this Section 2.01, include making all decisions relating to the operations of APS, executing policies adopted by the APS Board of Directors, supervising the financial operations of APS, determining appropriate capital expenditures for APS, hiring and terminating employees and consultants and establishing employee compensation. Employee shall make decisions hereunder that are consistent with the policies and directives of the Board of Directors. During the entire term of this Agreement, Employee shall serve as a voting member of the APS Board of Directors and shall serve on APS's Executive Committee, and on such Standing and Ad Hoc Committees as may be provided in APS's Bylaws or by resolution of APS's Board of Directors.

                            ARTICLE III. COMPENSATION

            3.01 BASE SALARY. The Employee shall be paid an annual base salary ("Base Salary") of no less than One Hundred Fifty Seven Thousand Five Hundred Ninety Dollars ($157,590), payable in twenty-six equal biweekly installments. Such Base Salary shall be subject to annual review effective no later than March 15 of each year during the term of this Agreement by the Executive Compensation Committee. Base Salary may be increased, but not decreased below the Initial Base Salary, as a result of such annual review.

            3.02 ANNUAL DISCRETIONARY BONUS. In addition to the foregoing, the Executive Compensation Committee shall determine, in connection with its annual review and based on the Employee's performance during the preceding year, whether a bonus should be awarded and the amount of such bonus. Any bonus awarded shall be consistent with APS policy on executive bonuses as recommended to the Board by the Executive Compensation Committee.

            3.03 OTHER BENEFITS. In the event APS institutes any employee benefit, incentive, stock option, stock ownership or other director or employee plan related thereto, Employee shall participate in such plan in a manner commensurate with his position with APS, but in any event, not less than any other Officer or Director.

                             ARTICLE IV. TERMINATION

            4.01     TERMINATION BY APS.

            (a) APS may terminate this Agreement for Just Cause by giving Employee thirty (30) days written advance notice. Termination for Just Cause shall be for specified matters of genuine importance, materiality and significance, and only as


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follows:

                     1. conviction of a felony;

                     2. commission of illegal conduct in office; or

                     3. gross disregard by Employee of his duties set forth
                        in Section 2.01 of this Agreement.

                     4. inability to perform properly official duties and
                        responsibilities by reason of physical or mental disability for a period of six (6) consecutive months.

            APS shall have the right to make the termination provided for in subparagraphs one (1) through (3) of this Section 4.01(a) immediately effective upon the payment of Employee's compensation under this Agreement for the thirty
(30) day notice period.

            In the event that APS terminates this Agreement for reasons of Just Cause specified in subparagraphs (1),(2) and (3) of this Section 4.01(a), Employee shall be entitled to no further compensation or benefits hereunder beyond the effective date of termination, except those provided for in Section
4.04. In the event that APS terminates this Agreement for reasons of Just Cause specified in subparagraph (4) of this Section 4.01(a), Employee shall thereafter receive payments, without any offset, under any disability insurance maintained by APS following such termination of employment, and shall receive severance compensation equal to three months of his then current Base Salary.

            (b) APS shall be entitled to terminate this Agreement for any reason other than Just Cause by giving ninety (90) days advance written notice to Employee. APS shall have the right to make the termination pursuant to the preceding sentence effective at any time prior to the expiration of the 90 day notice period, upon payment of Employee's compensation under this Agreement for such ninety (90) day notice period. Such payments shall be in addition to the Termination Payments (as defined in subparagraph (c)).


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            (c) If APS terminates this Agreement for any reason other than Just
Cause, or if this Agreement is terminated pursuant to Section 4.01(d) below the payments provided for in Section 3.01 and 3.02 of this Agreement, the rights accruing under Section 3.03 of this Agreement, and the insurance coverage provided for in Section 5.01(b), (c) and (d) of this Agreement (collectively "Termination Payments") shall continue through March 31, 1999. Notwithstanding the foregoing, if APS terminates this Agreement for any reason other than Just Cause, and if the effective date of such termination is on or after March 31, 1998, but before March 31, 1999, the Termination Payments shall continue to the last day of the twelfth month following the last day of the month in which such termination was effective.

            (d) If Employee reasonably so determines, termination of this Agreement by APS shall include diminishing or encumbering Employee's duties and authority so that he no longer has the duties and authority set forth in Section
2.01 of this Agreement or otherwise breaching any material term hereof; provided that prior to any termination for the reason set forth in this Section 4.01(d), Employee shall provide notice to APS of the grounds for such termination and the Board of Directors shall have thirty (30) days to change the policies or actions providing the basis for such termination.

            (e) Termination Payments payable under this Section 4.01 shall be paid regardless of whether Employee accepts employment elsewhere during the period of the Termination Payments, and Employee shall not be required to furnish any services to APS after such termination.

            4.02 TERMINATION BY EMPLOYEE. This Agreement is not terminable by Employee except as provided in Section 4.01(d) above.

            4.03     AGREEMENT NOT TO COMPETE.

            (a) In the event Employee terminates this Agreement other than as provided in Section 4.01(d), or is terminated for Just Cause pursuant to subparagraphs (1), (2) or (3) of Section 4.01, Employee agrees that for a period of eighteen (18) months from the date of such termination that he will not accept employment with, act as a consultant to, become a director or shareholder of, or otherwise provide services to, any organization not affiliated with APS which is in competition with the business of APS anywhere in the United States on the date of Employee's termination;

            (b) In the event Employee is terminated for Just Cause

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under Section 4.01(a)(4) and is then receiving disability insurance payments,
APS may elect, at the time Employee is no longer employed by Employer because of such termination, to pay Employee an amount equal to twelve (12 months) compensation; and, in such event, Employee shall be bound by the agreement not to compete in Section 4.03(a) for twelve (12) months, from the date of such termination;

            (c) If, following the expiration of this Agreement on March 31, 1999, Employee is terminated for reasons that would constitute Just Cause for Termination under Section 4.01(a)(1) (2) or (3) if this Agreement were then in effect or Employee terminates his employment, Employee shall be bound by the agreement not to compete in Section 4.03 (a) for twelve months from the date of such termination. This Section 4.03(c) shall not apply if at any time after March 31, 1999, APS (i) reduces Employee's then current Base Salary or terminates or reduces any of the benefits referenced in Section 3.03 of this Agreement that are then accorded to him; (ii) diminishes or encumbers Employee's then current duties and authorities or (iii) removes Employee's titles of President or Chief Executive Officer.

            4.04 UNPAID COMPENSATION. In addition to any other payments provided for in this Article IV, upon termination Employee shall be paid in accordance with APS policy for accrued but unused leave and other earned but unpaid benefits or compensation, including, without limitation, disability payments, reimbursement for incurred expenses and any bonus or other benefit awarded pursuant to Section 3.02 and 3.03 of this Agreement that has not yet been fully paid to Employee.

            4.05 AUTOMATIC TERMINATION. If Employee should die during the term of this Agreement, Employee's employment and APS's obligations hereunder shall automatically terminate as of the end of the month in which his death occurs.

                              ARTICLE V. INSURANCE

            5.01 APS shall provide Employee with the following insurance coverage at APS's sole expense:

                  (a) if commercially feasible, professional liability coverage (or self-insurance) insuring Employee for all acts undertaken in good faith in his capacities specified in this Agreement;

                  (b) a universal or other life insurance policy selected by Employee (with a beneficiary or beneficiaries of his choice); to the extent afforded to executive employees of APS;


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                  (c) disability coverage accorded to executive employees of
APS; and

                  (d) group health and dental insurance available to executive employees of APS covering Employee and his family.

                                ARTICLE VI. LEAVE

            6.01  VACATION. Employee shall be entitled to a vacation of twenty
(20) business days per year, during which time his salary shall be paid in full. The Board of Directors may approve longer vacations with or without pay. Accrual of leave shall be consistent with APS policy.

            6.02. DISABILITY. Employee shall continue to receive full compensation during any period of illness or disability within the term of this Agreement until such time as he is terminated for Just Cause under Section 4.01(a)(4).

                              ARTICLE VII. EXPENSES

            7.01 BUSINESS EXPENSES. Employee shall be reimbursed for his ordinary, necessary and reasonable expenses which may be incurred in the course of transacting the business of APS. In particular, APS's reimbursement will cover expenses that Employee will be required to incur for travel in connection with the business of APS and to entertain business-related persons both in his home and at outside facilities.

            7.02 RECORDS; KEY MAN INSURANCE. Employee agrees to maintain adequate records, in such detail as APS may reasonably request, of expenses to be reimbursed by APS. Employee agrees to reasonably cooperate to assist APS, at its sole cost, to secure key man life insurance on Employee's life which names APS as the beneficiary of that insurance policy.

              ARTICLE VIII. PROTECTION OF CONFIDENTIAL INFORMATION

            8.01  CONFIDENTIAL INFORMATION. Employee acknowledges that:

                  (a) As a result of his employment by APS, Employee has obtained and will obtain secret and confidential information concerning the business of APS and its affiliates, including, without limitation, the identity of customers and sources of supply, their needs and requirements, the nature and extent of contracts with them, and related cost, price and sales information.


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                  (b)   APS and its affiliates will suffer substantial damage
which will be difficult to compute if, during the period of his employment with APS or thereafter, Employee should divulge secret and confidential information relating to the business of APS heretofore or hereafter acquired by him in the course of his employment with APS. The provisions of this Agreement are reasonable and necessary for the protection of the business of APS and its affiliates.

            8.02 NON-DISCLOSURE. Employee agrees that he will not at any time, either during the term of this Agreement or thereafter, divulge to any person, firm or corporation any information obtained or learned by him during the course of his employment with APS, with regard to the operational, financial, business or other affairs of APS or its affiliates, their officers and directors, including, without limitation, trade secrets, "know how," customer lists, sources of supply, pricing policies, operational methods or technical processes, except (i) in the course of performing his duties hereunder, (ii) with APS' express written consent; (iii) to the extent that any such information is in the public domain other than as a result of Employee's breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. In the event that Employee shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Employee promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by cablegram, confirmed by mail, APS and, at APS expense, Employee shall: (a) take all reasonably necessary steps requested by APS to defend against the enforcement of such subpoena, court order or other government process, and (b) permit APS to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

            8.03 DELIVERY OF DOCUMENTS. Upon termination of his employment with APS, or at any time APS may so request, Employee will promptly deliver to APS all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of APS and its affiliates and all property associated therewith, which he may then possess or have under his control.

            8.04 BREACH AND ENFORCEMENT. If Employee commits a breach, or threatens to commit a breach, of any of the provisions of Article VIII, the Corporation shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and



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agreed by Employee that the confidentiality commitments being made under this
Article 8 to APS are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to APS and that money damages will not provide an adequate remedy to APS. Each of the rights and remedies enumerated in this Section 8.04 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.

                               ARTICLE IX. NOTICES

            9.01 NOTICES, Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered by hand to an officer of APS other than Employee, or Employee, as the case may be, at the address set forth below, or sent by certified or registered mail, return receipt requested, postage prepaid, to an officer of APS other than Employee, or to Employee, as the case may be, at the address set forth below, or to such other person or at such other place as either party may designate in a notice.

            Notice shall be sent as follow:

            To APS:                 American Psych Systems, Inc.
                                    One Democracy Plaza, Suite 410
                                    6701 Democracy Boulevard
                                    Bethesda, Maryland  20817

            To Employee:            Kenneth A. Kessler, M.D.
                                    4833 Rockwood Parkway, N.W.
                                    Washington, D.C.  20016

                       ARTICLE X. MISCELLANEOUS PROVISIONS

            10.01 WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

            10.02 ENTIRE UNDERSTANDING. This Agreement represents the full, complete and entire understanding of the parties hereto with respect to the subject matter contained herein and there are no contracts, representations, understandings, agreement, undertakings, conditions precedent, conditions subsequent, or other obligations of any nature or sort, express or implied, written or oral, which are not expressly set forth in this Agreement.


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            10.03 AMENDMENT. This Agreement may not be amended or modified except in writing, which writing must be executed by both parties to this Agreement.

            10.04 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Maryland.

            10.05 SEVERABILITY. In the event that any term or condition of this Agreement, or portion thereof, shall be deemed to be held null and void, the remaining terms and conditions of this Agreement shall be enforced just as if such illegal or prohibited term or condition had not been contained herein.

            10.06 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, including the arbitrability of the dispute itself, shall be settled by one arbitrator in accordance with arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the arbitration demand is filed or such other rules as may be mutually agreed to by the parties. Each party shall bear his or its own expenses in connection with an arbitration proceeding hereunder. The decision of the Arbitrator shall be final and binding on all parties hereto, and judgment may be entered upon the award rendered by the Arbitrator in any court having jurisdiction thereof.


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            10.07 INDEMNIFICATION. APS agrees to indemnify and hold harmless employee for all acts and omissions of Employee in connection with his position (and within his job description) as specified herein of APS. As provided for in
Article 5.01, APS, when feasible, will commercially insure itself against any and all such acts and omissions by Employee which give rise to a legal claim, controversy or suit against him, but in the absence of such commercial insurance (or self insurance arrangements), APS agrees to defend, pay all costs related to the defense of, and any money settlements or judgments to be attributable to his acting in his capacity hereunder; provided, however, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of APS.

      IN WITNESS WHEREOF, APS has caused its duly authorized officer to execute and acknowledge this Agreement and Employee has set his hand and seal, all on the day and year first above written.

                              AMERICAN PSYCH SYSTEMS, INC.



                        By:   /s/ John Heffner
                              ---------------------------------
                              John C. Heffner, Vice President



                              EMPLOYEE


                              /s/ Kenneth Kessler
                              ---------------------------------
                              Kenneth A. Kessler


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